EXHIBIT 3.16


                             ARTICLES OF AMENDEDMENT
                          TO ARTICLES OF INCORPORATION,
                                       OF
                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                  PURSUANT TO STATUTES 607.0821 AND 607.0602 OF
                      THE FLORIDA BUSINESS CORPORATION ACT


                  The undersigned, being the President and Secretary of Imaging Diagnostic Systems, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (hereinafter the "Corporation"), DO HEREBY CERTIFY AND AMEND THE CORPORATION'S ARTICLES OF INCORPORATION AS FOLLOWS:

         FIRST: That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the Corporation's Articles of Incorporation, a majority of the Board of Directors adopted the following resolution on July 14, 2000 determining the designations, preferences and rights of its Series K Convertible Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series K Convertible Preferred Stock (the "Series K Convertible Preferred Stock"), to consist of 500 shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as set forth in the Certificate of Designations annexed hereto:



                            ARTICLE III CAPITAL STOCK

                   CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
                       RIGHTS AND LIMITATIONS OF SERIES K
                           CONVERTIBLE PREFERRED STOCK


     1. Number of Shares of Series K Convertible Preferred Stock. Of the 1,996,392 shares of authorized but undesignated Preferred Stock par value ("Preferred Stock") of the Corporation, five hundred (500) shares shall be designated and known as Series K Convertible Preferred Stock, no par value ("Series K Convertible Preferred Stock").



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         Voting.

     (a) Unless required by law, no holder of any shares of Series K Convertible Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. Notwithstanding the foregoing, the Corporation shall provide each holder of record of Series K Convertible Preferred Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

     (b) So long as any shares of Series K Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Florida Business Corporation Act) of the holders of at least 85% in interest of the then outstanding shares of Series K Convertible Preferred Stock:

          (i) alter or change the rights, preferences or privileges of the Series K Convertible Preferred Stock;

          (ii) create any new class or series of capital stock having parity with or a preference over the Series K Convertible Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities"), or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series K Convertible Preferred Stock, or issue (or authorize the issuance of) any additional shares of any existing class or series of Senior Securities;

          (iii) increase the authorized number of shares of Series K Convertible Preferred Stock; or

          (iv) do any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series K Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event holders of at least 85% in interest of the then outstanding shares of Series K Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series K Convertible Preferred Stock, pursuant to subsection (b) above, so as to affect the Series K Convertible Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series K Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days from the date of notice thereof (irrespective of whether such notice date shall occur on a date prior to the date the holders of the Series K Convertible Preferred Stock are otherwise permitted to convert under Section 4(b)) to convert any and all shares of then held Series K Convertible Preferred Stock pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change, or else to continue to hold their shares of Series K Convertible Preferred Stock pursuant to the altered or changed terms.

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     3.  Dividends

     (a) The holders of shares of Series K Convertible Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock or any other securities which are not Senior Securities, in any fiscal year of the Corporation, out of funds legally available for that purpose, cumulative dividends payable in cash or registered stock in an amount per share for such fiscal year equal to $ 900.00.

     (b) Dividends shall accrue on a daily basis. Dividends shall be payable semi-annually on June 30 and December 31 of each calendar year (each, a "Dividend Date") or upon a Conversion date.

     (c) Dividends shall be payable, at the option of the Company, in cash or in Common Stock of the Company. If the Company elects to pay the dividend in cash it shall be payable by (i) with respect to dividends payable on a Dividend Date, the date (the "Regular Dividend Payment Date") which is ten business days after the Dividend Date, or (ii) with respect to dividends payable on a Conversion Date, the third Trading Day after the Conversion Date. If the Company elects to pay the dividend in stock or does not pay the dividend in cash by the Regular Dividend Payment Date or by the third Trading Day after the Conversion Date, as the case may be, the Company shall pay the dividend in shares of Common Stock based on the following formula: the amount of the dividend divided by the Conversion Price in effect on the Conversion Date or the Dividend Date. The shares shall be delivered by the Company within three Trading Days after the Conversion Date or, with respect to the regular semi-annual dividends, the Regular Dividend Payment Date.

     4. Liquidation. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidating Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation other than Senior Securities (as defined above) upon such Liquidating Event unless prior thereto, the holders of shares of Series K Convertible Preferred Stock shall have received the Liquidation Preference (as defined in Section 4(c)) with respect to each such share held by such holders. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series K Convertible Preferred Stock and holders of securities ranking pari passu as to preference upon liquidation with the Series K Convertible Preferred Stock shall be

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insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series K Convertible Preferred Stock and such pari passu securities shall be distributed ratably among such shares in proportion to the ratio that that Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     (c) In the case of any sale, conveyance of disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series or related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other person or persons when the Corporation is not the survivor, each Holder shall have the right thereafter to (A) convert its shares of Series K Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such holder shall be entitled upon such event or series of related events to receive such amounts of securities, cash and property as the Shares of Common Stock into which such shares of Series K Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock or convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the Stated Value of the shares of Series K Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have the terms identical (including with respect to conversion) to the terms of the Series K Preferred Stock (except, in the case of debentures, as may be required to reflect the difference between debt and equity) and shall be entitled to all of the rights and privileges of a Holder of Series K Preferred Stock set forth herein and the agreements pursuant to which the Series K was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock or convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation.

     (d) The Liquidation Preference shall be the "Stated Value" of $10,000 per share of Series K Convertible Preferred Stock, plus all accrued but unpaid dividends.

     2. Optional Conversion. The holders of shares of Series K Convertible Preferred Stock shall have the following conversion rights:

     (a) Right to Convert; Conversion Price. Subject to the terms, conditions, and restrictions of this Section 4, the holder of any shares of Series K Convertible Preferred Stock shall have the right to convert each such share of Series K Convertible Preferred Stock (except that upon any Liquidating Event, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series K Convertible Preferred Stock) into that number of shares of Common Stock equal to (i) the

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Stated Value of such share or shares of Series K Convertible Preferred Stock, and the accrued but unpaid dividends thereon, divided by (ii) the "Conversion Price," which is the price equal to 87.5% of the average of the three lowest closing bid prices (which need not be consecutive) on the Principal Market (the "Market Price") during the period of twenty consecutive Trading Days ending with the last Trading Day prior to the date of conversion (the "Conversion Date"). To illustrate, if the Market Price as of the Conversion Date is $3.00 and 10 shares of Series K Convertible Preferred Stock are being converted, the Stated Value for which would be $100,000, then the Conversion Price shall be $2.625 per share of Common Stock ($3.00 x .875), whereupon the Stated Value of $100,000 of Series K Convertible Preferred Stock would entitle the holder thereof to convert the 10 shares of Series K Convertible Preferred Stock into 38,095 shares of Common Stock ($100,000 divided by $2.625 equals 38,095). However, in no event shall the Conversion Price be greater than115% of the closing bid price of the Common Stock on the Principal Market on the Trading Date immediately preceding the Original Issuance Date, as defined in the next paragraph (the "Maximum Conversion Price"). The Maximum Conversion Price will be equitably adjusted upon the occurrence of any event contemplated by section 5 (f) hereof.

     (b) Conversion Date. (i) The holder of any shares of Series K Convertible Preferred Stock may convert the shares of Series K Convertible Preferred Stock purchased by such holder from the Company anytime from the date on which payment for the sale of the first share of Series K Convertible Preferred Stock is received by the Corporation (the "Original Issuance Date"), unless otherwise agreed to in writing by the Corporation and the affected holder; provided that if the Company shall exercise its option under Section 7 to redeem any shares of Series K Convertible Preferred Stock, the Company shall permit, during the period between the Redemption Notice and the Redemption Date, the holders of the Series K Convertible Preferred Stock to convert up to 50% (as adjusted in accordance with this Section 5) of all of such shares originally issued to the holders.

     (ii) In no event other than pursuant to Section 4 (b) and 6 (a) shall a holder be permitted to convert any shares of Series K Convertible Preferred Stock in excess of the number of such shares upon the conversion of which, (x) the number of shares of Common Stock owned by such holder (other than shares of Common Stock issuable upon conversion of shares of Series K Convertible Preferred Stock and upon exercise of the stock purchase Warrants issued in conjunction with the issuance of shares of Series K Convertible Preferred Stock) plus (y) the number of shares of Common Stock issuable upon such conversion of those shares of Series K Convertible Preferred Stock sought to be converted, would be equal to or exceed 4.9% of the number of shares of Common Stock then issued and outstanding, including those shares issuable upon conversion of the Series K Convertible Preferred Stock held by such holder after application of this Section 5(b)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Section 5(b)(ii) applies, the determination of whether shares of Series K Convertible Preferred Stock are convertible (in relation to other securities owned by holder) and of which shares of Series K Convertible Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Series K Convertible Preferred Stock for conversion shall be deemed to be such holder's determination of whether such shares of Series K Convertible Preferred Stock are convertible (in relation to other securities owned by such holder) and of which shares of Series K Convertible Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation or

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right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert such shares of Series K Convertible Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section
5(b)(ii) may be waived by a holder of Series K Convertible Preferred Stock as to itself (and solely as to itself) upon not less than 75 days' prior notice to the Corporation, and the provisions of this Section 5(b)(ii) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.

     (c) Notice of Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Conversion Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the holder elects to convert a specified number of shares of Series K Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and, if such conversion will result in the conversion of all of such holder's shares of Series K Convertible Preferred Stock, by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series K Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Conversion Notice shall include therein the Stated Value of shares of Series K Convertible Preferred Stock to be converted, and a calculation of (i) the Market Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion. Such calculations by the holder shall be conclusive except for manifest error.

     (d) Issuance of Certificates; Time Conversion Effected. (i) Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Section 5(c) and surrender of the certificate or certificates for the share or shares of Series K Convertible Preferred Stock to be converted (if required), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series K Convertible Preferred Stock have been converted. Such conversion shall be deemed to have been effected on the date on which such Conversion Notice shall have been telecopied to the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice, and at such time the rights of the holder of such share or shares of Series K Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  (ii) The Corporation understands that a delay in the issuance of the shares of Common Stock, either registered shares pursuant to a registration statement or legended shares if registration statement is not effective, beyond three (3) Trading Days could result in economic loss to the

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holder. As compensation to the holder for such loss, the Corporation agrees to pay late payments to the holder for late issuance of shares of Common Stock upon conversion in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond three (3) Trading Days from the date of the telecopy by holder to the Corporation of the Conversion Notice); provided, however, that the Corporation shall not be obligated to make any payment under this section if the cause of such delay in the issuance of the shares of common stock is the result of an act, omission or circumstance completely beyond the control of the Corporation and/or its agent and not resulting from the negligence of the Corporation and/or any agent thereof:


                                             Late Payment For Each
                                       $5,000 of Stated Value or Dividend
        No. Trading Days Late                Amount Being Converted
    -----------------------------     --------------------------------------

                  1                                   $100
                  2                                   $200
                  3                                   $300
                  4                                   $400
                  5                                   $500
                  6                                   $600
                  7                                   $700
                  8                                   $800
                  9                                   $900
                  10                                 $1,000
                 >10                   $1,000 + $200 for each Trading Day
                                              Late beyond 10 days

     The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the holder, including, without limitation, the holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery; provided, however, that if the Corporation uses its best efforts to issue and deliver Common Stock to the holder, the Corporation shall not be liable under this Section 5(d)(i) for any damages relating to or arising out of any such "buy-in". Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days of the date of receipt of the Conversion Notice, the holder will be entitled to revoke the relevant Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Conversion Notice except that holder shall retain the right to receive the late payment amounts set forth above, plus the actual cost of any "buy-in"; provided, however, that if the Corporation used its best efforts to issue and deliver such shares of Common Stock to the holder, the Corporation shall not be liable under this
Section 5(d)(i) for any damages relating to or arising out of any such "buy-in".

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     (iii) If, at any time (a) the Corporation challenges, disputes or denies the right of the holder to effect the conversion of the Series K Convertible Preferred Stock into Common Stock or otherwise dishonors or rejects any Conversion Notice properly delivered in accordance with this Section 5 or (b) any third party who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the holder obtains a judgment or order from any court or public or governmental authority which denies, enjoins, limits, modifies, or delays the right of the holder hereof to effect the conversion of the Series K Convertible Preferred Stock into shares of Common Stock, then the holder shall have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series K Convertible Preferred Stock for cash at a redemption price equal to one hundred fifteen percent (115%) of the Stated Value thereof (the "Mandatory Purchase Amount"); provided that if the Corporation shall be required to redeem the Series K Convertible Preferred Stock under clause (b) of this paragraph, the Mandatory Purchase Amount shall be one hundred ten percent (110%) of the Stated Value thereof. Under any of the circumstances set forth above, the Corporation shall indemnify and hold harmless the holder and be responsible for the payment of all costs and expenses of the holder, including its reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the holder). The Corporation shall not refuse to honor any Conversion Notice unless its has actually been enjoined by a court of competent jurisdiction from doing so.

     (iv) The holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C.ss.101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C.ss. 362 in respect of the holder's conversion privilege. The Corporation agrees, without cost or expense the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

     (e) Fractional Shares. No fractional shares shall be issued upon conversion of Series K Convertible Preferred Stock into Common Stock. All fractional shares shall be rounded up to the nearest whole share.

     (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or, in the case of any consolidation, merger or mandatory share exchange of the Corporation with any other company or entity in which such other company or entity is the surviving entity then, as a condition of such reorganization, reclassification or exchange, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series K Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series K Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or

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payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification or exchange not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights and the fixing of the Conversion Price and the Maximum Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. For clarity, it is the intention of the Corporation that the conversion rights of the holders of the Series K Convertible Preferred Stock shall survive any consolidation, merger or mandatory share exchange and that the conversion rights granted hereunder shall be exercisable against any successor company or entity, and shall not be terminated or fixed as to amount upon the consummation of any such transaction.

     (g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the Series K Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, stock dividends, combinations or other similar events. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options or warrants.

     3. Mandatory Conversion.

     (a) Mandatory Conversion Date. If on or after December 31, 2002 (such date as selected by the Corporation being the "Mandatory Conversion Date"), there remain issued and outstanding any shares of Series K Convertible Preferred Stock, then the Corporation shall be entitled to require all (but not less than all) holders of shares of Series K Convertible Preferred Stock then outstanding to convert their shares of Series K Convertible Preferred Stock into shares of Common Stock or, at the option of the Corporation, to buy out all such holders in cash, at the closing bid price on the Trading Day prior to the Mandatory Conversion Date multiplied by the number of shares of Common Stock into which the Series K Convertible Preferred would otherwise be convertible. The period during which the Corporation may select a Mandatory Conversion Date shall be extended for the number of days during the period (A) in which trading in the Common Stock is suspended by the Principal Market (as defined in the Purchase Agreement referred to in Section 14 below) on which the Common Stock is then listed, or (B) during which any registration statement relating to the Series K Convertible Preferred Stock is not effective, or (C) during which the prospectus included in such registration statement may not be used by the holders thereof for the resale of underlying shares of Common Stock. The Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders of shares of Series K Convertible Preferred Stock of such mandatory conversion or such mandatory buy-out. The Mandatory Conversion Notice shall include (i) the Stated Value of the shares of Series K Convertible Preferred Stock to be converted or bought out, (ii) the Conversion Price at the Mandatory Conversion Date (which may refer to a formula for determining such price), and (iii) the number of shares of the Corporation's Common Stock to be issued (or the amount of cash to be paid in the event of a buy-out) upon such mandatory conversion or such mandatory buy-out at the then applicable Conversion Price. Notwithstanding the foregoing, in no event shall the Corporation convert that portion of the Series K Convertible Preferred Stock to the extent that (x) the holder will not be able to freely resell the shares of Common Stock to be received upon such Mandatory Conversion, either pursuant to an effective registration statement or Rule 144(k) or (y) such holder has not had the opportunity for at least one

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calendar year prior thereto to resell the shares of Common Stock underlying its shares of Series K Convertible Preferred Stock in the manner described in clause
(x) of this paragraph or (z) as to any individual holder, make such holder the beneficial owner of 4.9% or more of the Company's then-outstanding Common Stock.

     (b) Surrender of Certificates. On or before the Mandatory Conversion Date, each holder of shares of Series K Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Conversion Notice (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation but which shall not require the posting of any bond), and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled or, in the event of a buy-out by the Corporation, the amount of cash such holder is entitled within three (3) Trading Days. On the Mandatory Conversion Date, all rights with respect to the Series K Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate. All certificates evidencing shares of Series K Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the Mandatory Conversion Date, shall be deemed to have been retired and cancelled, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series K Convertible Preferred Stock accordingly.

     4. Company's Redemption of Series K Convertible Preferred Stock.


     (a) Company's Right to Redeem Series K Convertible Preferred Stock. At any time after the Original Issuance Date, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole but not in part, the then issued and outstanding shares of Series K Convertible Preferred Stock, at a price equal to (i) 105% of the Stated Value, plus all accrued but unpaid dividends, if such redemption is paid on or before 120 days from the Original Issuance Date; (ii) 107.5% of the Stated Value, plus all accrued but unpaid dividends, if such redemption is paid on or after 121 days from the Original Issuance Date and on or before 180 days from the Original Issuance Date; and
(iii) 110% of the Stated Value, plus all accrued but unpaid dividends, if such redemption is paid thereafter. All of the holders, in the aggregate, shall have ten (10) Trading Days after receipt of the Redemption Notice to elect instead to convert up to one-half of such shares originally issued to all such holders, in the aggregate, pursuant to Section 5 hereof, notwithstanding that the shares of Series K Convertible Preferred Stock are not otherwise convertible at such time. Any such conversions made pursuant to this Section 7 shall be made at the Conversion Price established pursuant to Section 5(a). Redemption of the Series K Preferred can only be made through the use of the equity line. No third party financing shall be permitted for redemption.

     (b) Notice of Redemption. The Corporation shall provide each holder of record of the Series K Convertible Preferred Stock being redeemed with written notice of redemption (the "Redemption Notice") not less than 10 Trading Days prior to any date stipulated by the Corporation for the redemption of the Series K Convertible Preferred Stock (the "Redemption Date"); provided that the Company may not circulate a Redemption Notice unless such notice includes evidence that it shall have obtained the funds to make such redemption payments and that such

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funds shall have been deposited in escrow with Krieger & Prager LLP, or such other agent as shall be satisfactory to the holders of a majority of the Stated Value of the then outstanding Series K Convertible Preferred Stock. The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series K Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, and (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series K Convertible Preferred Stock to be redeemed.

     (c) Surrender of Certificates; Payment of Redemption Price. On or before the Redemption Date, each holder of the shares of Series K Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation, but which shall not require the posting of any bond), in the manner and at the place designated in the Redemption Notice, and upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired. If payment of such Redemption Price is not made in full by the Redemption Date the holder shall again have the right to convert the Series K Convertible Preferred Stock as provided in Section 5 hereof, and the Company shall thereafter be precluded from exercising its rights under this Section 7. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed with the consent of the holder, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

     5. Holders' Redemption Upon Triggering Events.

     (a) Upon the occurrence of a Triggering Event (as defined below), each holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such holder, to require the Company to redeem all or a portion of the Series K Convertible Preferred Stock then held by such holder for a redemption price, in cash, equal to the sum of (i) 100% of the State Value of such redeemed shares, plus all accrued but unpaid dividends thereon; plus (ii) the product of (A) the number of shares of Common Stock issued in respect of conversions hereunder and then held by the holder and (B) the Market Price on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Trigger Redemption Price"). The Trigger Redemption Price shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a holder. If the Company fails to pay the Trigger Redemption Price hereunder in full pursuant to this Section 8 on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Trigger Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of the Series K Convertible Preferred Stock is outstanding until such date as the holder shall have received shares of Common Stock upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

     (b) Definition of Triggering Events. A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

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


         (i) the failure of Registration Statement to be declared effective by the SEC on or prior to the 180th day after the Original Issue Date;


         (ii) if, during the Effectiveness Period, the effectiveness of the Registration Statement lapses for any reason for more than an aggregate of three Trading Days (which need not be consecutive Trading Days), or the holder shall not be permitted to resell Registrable Securities under the Registration Statement for more than an aggregate of three Trading Days (which need not be consecutive Trading Days);


         (iii) the failure of the Common Stock to be listed for trading on the Principal Market or the suspension of the Common Stock from trading on the Principal Market for more than three Trading Days (which need not be consecutive Trading Days);


         (iv) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth day after the Conversion Date or the Company shall provide notice to any holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series K Convertible Preferred Stock in accordance with the terms hereof;


         (v) the Company shall be a party to any Change of Control Transaction, shall agree to sell (in one or a series of related transactions) more than 33% of its assets or shall redeem more than a de minimis number of Common Stock or other securities junior to the Series K Convertible Preferred Stock (other than pursuant hereto). For purposes of this Agreement, a Change of Control Transaction shall be deemed to have occurred if (A) any person or group ( as defined for purposes of Regulation 13D of the Exchange Act) (excluding persons who on the date hereof are beneficial owners of shares of the Company's voting stock and affiliates of such persons) shall have become the beneficial owner or owners of more than 50% of the outstanding voting stock of the Corporation; (B) there shall have occurred a merger or consolidation in which the Corporation or an affiliate of the Corporation is not the survivor or in which holders of the Common Stock of the Corporation shall have become entitled to receive cash, securities of the Corporation other than voting common stock or securities of any other person; (C) at any time persons constituting the Existing Board of Directors cease for any reason whatsoever to constitute at least a 33% or 1/3 of the members of the Board of Directors of the Corporation; or (D) there shall have occurred a sale of all or substantially all the assets of the Corporation. For purposes hereof, the term "Existing Board of Directors" shall mean the persons constituting the Board of Directors of the Corporation on the date hereof, together with each new director whose election, or nomination for election by the Corporation's stockholders is approved by a vote of the majority of the members of the Existing Board of Directors who are in office immediately prior to the election or nomination of such director.

         (vi) a Registration Default (as defined in the Registration Rights Agreement) shall not have been cured to the satisfaction of the holders prior to the expiration of 60 days from such Registration Default;

         (vii) the Company shall fail for any reason to pay in full the amount of cash due pursuant to a "buy-in" within seven days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of a Triggering Event within seven days of the date due; provided, however, that if the Corporation uses its best efforts to pay in full the amount of cash due pursuant to a "buy-in", the Company's failure for any reason to pay in full the amount of cash due pursuant to such a "buy-in" shall not be deemed a Triggering Event under this Section 8(b)(vii). In the event that the registration statement is not effective, the Company shall only be obligated to deliver legended common shares. In the event that the registration statement is effective, the Company would be obligated to deliver unlegended common shares.

         (viii) the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such holder upon a conversion hereunder; or

         (ix) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, any of this Certificate of Designations, the Convertible Preferred Stock and Warrant Purchase Agreement related hereto, and all of the other agreements and instruments contemplated hereby and thereby, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within ten (10) Business Days after the date on which written notice of such failure or breach shall have been given.

     6. Notices. In case at any time:


     (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

     (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

     (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

     (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series K Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.


     7. Stock to be Reserved. The Corporation, upon the effective date of this Certificate of Designations, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series K Convertible Preferred Stock, assuming immediate conversion. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series K Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series K Convertible Preferred. The Corporation covenants and represents that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Series K Convertible Preferred Stock. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of unissued and unreserved shares of Common Stock issued and issuable after such action upon conversion of the Series K Convertible Preferred Stock would exceed the total number of shares of unissued and unreserved Common Stock then authorized by the Corporation's Articles of Incorporation.

     8. No Reissuance of Series K Convertible Preferred Stock. Shares of Series K Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

     9. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series K Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series K Convertible Preferred Stock which is being converted.

     10. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series K Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series K Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series K Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     11. Definitions. As used in this Certificate of Designations, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, no par value, as constituted on the date of filing of this Certificate of Designations, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series K Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Subparagraph 5(f) and (g). Any capitalized terms used in this Certificate of Designations but not defined herein shall have the meanings set forth in that certain Convertible Preferred Stock and Warrant Purchase Agreement among the Corporation and the other persons signatory thereto relating to the issuance of the Series K Convertible Preferred Stock (the "Purchase Agreement"), a copy of which will be provided to any stockholder of the Corporation upon request to the Secretary of the Corporation, without charge.

     12. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series K Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (which shall not include the posting of any bond), or, in the case of any such mutilation, upon surrender and cancellation of the Series K Convertible Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates for Series K Convertible Preferred Stock, new certificates for Series K Convertible Preferred Stock of like tenor. The Series K Convertible Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 15 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series K Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statue existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     13. Who Deemed Absolute Owner. The Corporation may deem the person in whose name the Series K Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series K Convertible Preferred Stock for the purpose of conversion of the Series K Convertible Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series K Convertible Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     14. Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series K Convertible Preferred Stock. Upon any transfer of the Series K Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Series K Convertible Preferred Stock register

     15. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series K Convertible Preferred Stock.

     16. Headings. The headings of the Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.


         IN WITNESS WHEREOF, Linda B. Grable, President of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 14th day of July, 2000.


ATTEST:                                      Imaging Diagnostic Systems, Inc.




By:/s/ Allan L. Schwartz                     By: /s/ Linda B. Grable
   Allan L. Schwartz                             Linda B. Grable
   Executive Vice President & Secretary          President


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